UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5

(Address of Principal Executive Offices, Including Zip Code)

(303) 277-6661 / (514) 521-1786

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into Material Definitive Agreement.

                The Joint Venture Agreement

                On December 20, 2007, Molson Coors Brewing Company, a Delaware corporation (“Molson Coors”), entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Coors Brewing Company, a Colorado corporation and subsidiary of Molson Coors (“Coors”), SABMiller plc, a company formed under the laws of England and Wales (“SABMiller”), Miller Brewing Company, a Wisconsin corporation and subsidiary of SABMiller (“Miller”), and MillerCoors LLC, a to-be-formed Delaware limited liability company (“MillerCoors”), for the purpose of combining the United States and Puerto Rico operations of Coors and Miller into a joint venture as described below.

          The Joint Venture Agreement sets forth the terms by which the parties will contribute to MillerCoors substantially all of their U.S. and Puerto Rico beer and related operations, assets and liabilities, including real estate, packaging and, in the case of Molson Coors, its interests in its canning and bottling joint ventures and an initial cash contribution of approximately $50-60 million.  In addition, Molson Coors and SABMiller will contribute net liabilities in respect of pension and retiree medical obligations, currently estimated to be $176 million and $505 million, respectively.  The parties have agreed to a “true-up adjustment” if these estimated net liabilities are understated or overstated when measured on the closing date of the transaction.  In return for the contributions to MillerCoors, Molson Coors will receive a 42% economic ownership interest and a 50% voting interest, and SABMiller will receive a 58% economic ownership interest and a 50% voting interest, in MillerCoors.  The transfer of the business to MillerCoors is expected to be tax-free to Molson Coors.

          The water usage and storage rights of Molson Coors in Colorado are excluded from the transaction, but will be available without charge to MillerCoors in an amount up to the lesser of (1) the water requirements of Molson Coors’ brewery in Colorado or (2) the water usage and storage rights currently owned by Molson Coors in Colorado.

          In the Joint Venture Agreement, the parties make customary representations and warranties.  The Joint Venture Agreement further requires that until the closing of the transaction the parties must conduct their businesses in the ordinary course, use commercially reasonable efforts to preserve the businesses which will be transferred to MillerCoors and keep available their senior management.  Certain transactions outside of the ordinary course of business are prohibited prior to closing without the consent of the other party, such as material mergers or acquisitions, dispositions of property, new material contracts, material increases in employee compensation, transfer or modification of intellectual property rights, changes to accounts receivable or accounts payable procedures and related party transactions.

          The Joint Venture Agreement requires Molson Coors and SABMiller to indemnify MillerCoors for certain losses resulting from breaches of their respective representations, warranties and covenants.  Molson Coors and SABMiller have also agreed to indemnify each other against their direct losses arising from any breach by the other of certain representations and warranties.

          The closing of the Joint Venture is subject to customary conditions, including the receipt of U.S. antitrust clearance.  On November 20, 2007, Molson Coors announced that it and SABMiller had each received a request for additional information from the Antitrust Division of the U.S. Department of Justice regarding the transaction.  Certain stockholders affiliated with members of the Coors and Molson families and collectively owning a majority of the outstanding Molson Coors’ Class A common and exchangeable shares have executed and delivered stockholder consents approving the transaction, but Molson Coors does not expect that it will need to rely on such consent in connection with the transaction and, in any event, will not need any vote or consent from any other stockholders.

          The foregoing description of the material terms of the Joint Venture Agreement is qualified by reference to the Joint Venture Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

                The MillerCoors LLC Operating Agreement

                In connection with the closing of the transaction, Molson Coors, SABMiller, Miller, and Coors will enter into the MillerCoors LLC Operating Agreement (the “LLC Operating Agreement”).  The LLC Operating Agreement will be MillerCoors’ primary operating document and contains the understandings and agreements of the parties regarding the governance and operations of MillerCoors following the closing of the transaction.

                Pursuant to the LLC Operating Agreement, MillerCoors will have a Board of Directors consisting of five Molson Coors-nominated directors and five SABMiller-nominated directors.  The Chairman and Vice Chairman of the Board will be appointed alternatingly for three-year terms by either of Molson Coors or SABMiller, with the first Chairman of MillerCoors to be Peter H. Coors, the current Vice Chairman of Molson Coors, and the first Vice Chairman of MillerCoors to be Graham Mackay, the current Chief Executive Officer of SABMiller.  The parties have agreed that Peter H. Coors will be reappointed as Chairman of MillerCoors to a second and a third term, for a total of 9 years in office.  The Board will have standing Audit, Compensation and Corporate Responsibility Committees, each comprised of an equal number of directors nominated by Molson Coors and by SABMiller.

                MillerCoors will be managed day-to-day by a Chief Executive Officer.  Leo Kiely, the current President and Chief Executive Officer of Molson Coors, will be appointed as initial Chief Executive Officer of MillerCoors for a term of two years, subject to automatic renewal.  SABMiller will appoint Tom Long, the current Chief Executive Officer of Miller Brewing Company, as the initial President-Chief Commercial Officer of MillerCoors, who is expected to be the successor-CEO to Mr. Kiely.  The LLC Operating Agreement will contain an enumerated list of approval rights reserved solely for the Board, including approval of strategic, operating, integration and synergy plans; material changes to brands; changes to the name or headquarters location of MillerCoors; appointment and removal of the CEO; mergers, acquisitions or dispositions; alteration of brand rights including licensing, sales or royalties; and material agreements related to intellectual property or trade secrets.  SABMiller will have the right to shortlist the nominees for successor CEOs of MillerCoors.

                The LLC Operating Agreement will prohibit Molson Coors and SABMiller from transferring their interests in MillerCoors for five years, at which point either party may sell all (but not less than all) of its interests, subject to the other party’s right of first refusal, or the parties may consider an initial public offering of the MillerCoors equity.  In the event of a change of control of Molson Coors, SABMiller will have the right to convert its non-voting interests into voting interests and add one additional director, resulting in SABMiller obtaining governing control of MillerCoors.  Molson Coors would retain certain minority approval rights in most circumstances following a change of control of Molson Coors, including approval of the annual operating plan.  In the event of a change of control of SABMiller, (1) Molson Coors will be entitled to acquire from SABMiller such number of non-voting interests held by SABMiller as would raise Molson Coors’ economic ownership to 50.0%, at a price which represents fair market value, and (2) the right to shortlist the nominees for successor CEOs of MillerCoors will shift from SABMiller to Molson Coors (and Molson Coors will have the right to immediately replace the CEO).

                Pursuant to the LLC Operating Agreement, the parties will agree not to engage in the manufacturing, marketing or sale of beer or beverages in the United States or Puerto Rico, other than through MillerCoors or to solicit each other’s employees or MillerCoors’ employees.  Molson Coors and SABMiller have also agreed that neither will seek to acquire ownership or control of the other until ten years after closing of the execution of the LLC Operating Agreement.  The parties may terminate MillerCoors by mutual agreement or upon the other’s bankruptcy, insolvency or criminal indictment.

                Cautionary Statement

                The Joint Venture Agreement has been included to provide investors with information regarding its terms.  Except for its status as a contractual document that establishes the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the Joint Venture Agreement is not intended to be a source of factual, business or operational information about the parties.

                The representations, covenants and agreements made by the parties in the Joint Venture Agreement are made as of specific dates and are qualified and limited.  In addition, certain of the contractual representations of the Joint Venture Agreement are subject to a standard of materiality that may be different from what security holders may view as material to their interests.  Investors in Molson Coors’ securities are not third-party beneficiaries under the Joint Venture Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 8.01. Other Events.

                A copy of the joint press release announcing the execution of the Joint Venture Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
10.1	Joint Venture Agreement, dated as of December 20, 2007, by and among Molson Coors Brewing Company, Coors Brewing Company, SABMiller plc, Miller Brewing Company, and MillerCoors, LLC.

99.1	Joint Press Release dated December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/s/ Samuel D. Walker
By: Samuel D. Walker
Its: Chief Legal Officer

Date: December 21, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Joint Venture Agreement, dated as of December 20, 2007, by and among Molson Coors Brewing Company, Coors Brewing Company, SABMiller plc, Miller Brewing Company, and MillerCoors, LLC.

99.1	Joint Press Release dated December 21, 2007.